Exhibit 99.1

July 26, 2012

To Our Members:

The Federal Home Loan Bank of Chicago expects to report net income of $69 million for the second quarter of 2012 when we file our second quarter Form 10-Q report with the Securities and Exchange Commission next month. Driven by strong net interest income, earnings also benefited from lower other-than-temporary impairment (OTTI) charges on our private-label mortgage-backed securities portfolio compared to the second quarter of 2011, as well as lower overall assessments resulting from the fulfillment of our obligation to Resolution Funding Corporation (REFCORP) in 2011.

Key Initiatives and Goals

Our overarching goal is to deliver the products and services that our members require while operating a financially strong, limited-risk, member-focused institution scaled to member demand. We know that to be the Home Loan Bank you deserve, we must continue to generate consistently profitable results while extending the benefits of our funding advantage to you while paying you a reasonable dividend. In order to maximize the value of your membership, we have undertaken the following initiatives.

Member Outreach
We are changing the ways we reach out to you in one-on-one conversations, smaller meetings, and larger settings. We recently held our first-ever Management Conference in Chicago with distinguished guest speakers from the financial industry, government sector, and the military. In addition to having a chance to hear a cross-section of views from different perspectives in one day, we were pleased to have had a chance to hear your views as you networked with colleagues from across the district. We are grateful for positive reviews from many member attendees and are already planning next year's Management Conference.

We are also planning expanded regional meetings for October and early November. These meetings will combine updates from Bank management with outside speakers. In addition, we are making FHLBC staff available to hold small-group training sessions on product-specific topics. The schedule for the meetings is attached. You will receive an invitation detailing the programs and speakers shortly.

Some of you have taken advantage of training sessions that we have held in the Bank on ASC 815 Accounting for Derivatives, Excel Macros for ALM, and Swaps and Derivatives. We have also spoken at several trade association meetings on topics ranging from the Mortgage Partnership Finance® (MPF®) Program to asset liability management.

Our final training session of the year will be “ALM for Boards of Directors” on November 8 at the Union League Club in Chicago. Jim Clarke, who has taught Economics and Finance at Villanova University, and is a frequent consultant to Boards of Directors, will lead that day-long session.

Most importantly, we are taking a new approach to our calls and meetings with members. We balance research about our members with a willingness to listen to you to make sure that, together, we craft the solutions that are right for your asset liability management and social investment strategies.

Product Development
We are working to enhance our product offerings. Currently, we are actively marketing advance products such as the forward-starting advance, which locks in today's low rates for future borrowings, and advances with symmetrical prepay options. In addition, we can customize amortization schedules of existing product structures to meet your specific requirements.

MPF Program
We have also increased our outreach to members to talk about MPF Xtra® and how it can work in a variety of settings. Since the beginning of 2012, our Bank has added 12 new participating financial institutions (PFIs) to the program and reactivated 11 PFIs, who are using MPF Xtra for the first time. And, we have made a number of modifications to the MPF Program to improve member support and respond to requests for changes. Leveraging our people, whether on the help desk or in complimentary training sessions and webinars, with your mortgage origination business continues to set this program apart.

Collateral Expansion and Ease of Use
We recognize that increasing your use of the Bank depends in part on our collateral policies and practices. We continue to expand member borrowing capacity by increasing the types of collateral we accept and carefully analyzing collateral values to maximize your borrowing capacity. We are striving to make it easier to do business with us, including streamlining collateral pledging processes and building the capacity to execute some letters of credit, advances, wires, and safekeeping online through our member website, eBanking, beginning in phases later this year.

Community Investment/Affordable Housing Programs
Recently, we received approximately 115 applications for this year's competitive affordable housing program grants to be awarded in November; more than 165 members have reserved funds in our Downpayment Plus® programs. The potential for us to integrate our community investment programs, including discounted advances for eligible projects, with your social investment goals is a regular part of our member discussions. Next week's Community First newsletter will contain information about the nomination process for the 2012 Community First Partnership Awards, which will recognize achievements in affordable housing and economic development by member/non-profit alliances.

Second Quarter 2012 Financial Highlights

•
We recorded net income of $69 million for the second quarter of 2012, 68% more than net income of $41 million in the second quarter of 2011, due to a strong base of net interest income, reduced OTTI charges ($14 million compared to $23 million in the second quarter of last year), and the elimination of our REFCORP assessments. Net interest income of $136 million was 7% higher than net interest income of $127 million in the second quarter of last year, in part because maturing debt was reissued at lower rates. Advance prepayment fee income of $9 million net of fair value hedge adjustments was $4 million higher than net prepayment fees recognized in the second quarter of last year, but $17 million less than net prepayment fees in the first quarter of 2012. While we continue to generate sound net interest income, we cannot predict the impact on future earnings of prepayment fees, OTTI credit losses, or hedging expenses.

•
Advances outstanding at June 30, 2012, were $15.8 billion, 3% higher than the year-end level of $15.3 billion. We are talking to members - including those with significant liquidity on their balance sheets - about how advances can benefit their long-term earnings and interest rate risk management goals, even in this extraordinary low-rate environment.

•
MPF loans held in portfolio were $12.2 billion at the end of the second quarter, down $1.9 billion (14%) from $14.1 billion at year-end 2011. The reduction is consistent with our 2008 decision not to add MPF loans to our balance sheet. MPF Xtra loan volume was $709 million for our PFIs and $1.3 billion for the program overall during the quarter. In addition, some members are selling loans through traditional risk-sharing MPF products, which are participated to another Home Loan Bank.

•
Total investment securities decreased $2.2 billion (6%) from year-end 2011 to $36.5 billion at the end of the second quarter of 2012, as investments matured or paid down. Total assets fell $2.7 billion (4%) from year-end 2011 to $68.6 billion at June 30, 2012. We anticipate that the overall size of the Bank will continue to fall as MPF loans and investment securities mature or pay down.

•
As a result of our net income, our retained earnings have grown to $1.5 billion, providing a level of protection for member capital. In addition, our profitable results and retained earnings have made it possible to fulfill our commitment to returning liquidity to members' investments in the Bank through the repurchase and redemption of $1.2 billion in capital stock since late 2011. We recently announced that we will repurchase $150 million in excess capital stock on August 15, 2012. Please submit your repurchase request to the Bank by July 30, 2012.

•	We are in compliance with all of our regulatory capital requirements.

Summary

Please refer to the attached unaudited and preliminary Condensed Statements of Income and Statements of Condition. Once we file our second quarter Form 10-Q, you will be able to access it through our website, www.fhlbc.com, or the SEC's reporting website, www.sec.gov/edgar. In addition, you will be invited to participate in an earnings call, tentatively scheduled for Monday, July 30, at 1:00 p.m. Our Chief Financial Officer, Roger Lundstrom, will discuss our performance so far this year. And, I hope to see you at one of our five regional meetings planned for October and early November; the dates and locations are attached.

As always, I would like to thank all of you for your membership in the Federal Home Loan Bank of Chicago. We are pleased by member response to our outreach, including business in the pipeline such as forward-starting advances and the potential for increased volume in loans sold into the MPF Program as the number of new and active PFIs grows.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining that our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” and “Downpayment Plus” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended June 30,			For the six months ended June 30,
	2012	2011	Change	2012	2011	Change
Interest income	$485	$569	(15)%	$1,010	$1,155	(13)%
Interest expense	347	439	(21)%	713	900	(21)%
Provision for credit losses	2	3	(33)%	8	9	(11)%
Net interest income	136	127	7%	289	246	17%
Other-than-temporary impairment (credit loss)	(14)	(23)	39%	(15)	(43)	65%
Other non-interest gain (loss)	(13)	(20)	35%	(6)	(47)	87%
Non-interest expense	32	29	10%	62	65	(5)%
Assessments	8	14	(43)%	21	24	(13)%
Net income	$69	$41	68%	$185	$67	176%

Net yield on interest-earning assets	0.80%	0.65%	0.15%	0.85%	0.62%	0.23%

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2012	December 31, 2011	Change
Cash and due from banks	$24	$1,002	(98)%
Federal Funds sold and securities purchased under agreement to resell	3,797	1,775	114%
Investment securities	36,539	38,728	(6)%
Advances	15,797	15,291	3%
MPF Loans held in portfolio, net	12,162	14,118	(14)%
Other	322	341	(6)%
Total assets	$68,641	$71,255	(4)%

Consolidated obligation discount notes	$23,439	$25,404	(8)%
Consolidated obligation bonds	39,872	39,880	—%
Subordinated notes	1,000	1,000	—%
Other	1,197	1,679	(29)%
Total liabilities	65,508	67,963	(4)%

Capital stock	1,850	2,402	(23)%
Retained earnings	1,504	1,321	14%
Accumulated other comprehensive income (loss)	(221)	(431)	49%
Total capital	3,133	3,292	(5)%
Total liabilities and capital	$68,641	$71,255	(4)%

Please Save the Dates!
Please mark your calendars for these upcoming FHLBC events. Invitations will follow.

Community First Partnership Award Nomination Deadline

September 7

FHLBC Fall Regional Meetings and Member Training Sessions

October 16            Madison

October 17            Wausau

October 24	Springfield

October 25	O'Fallon

November 2	Oakbrook

ALM Training for Members' Boards of Directors

November 8	Chicago

Co-Sponsored CFO Conferences

September 18-19        IBA CFO Conference
Springfield

November 1        WBA CFO Conference
Madison

And, look for us at the CBW, CBAI, and ILFI conventions in September.